UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 2, 2007

Copart, Inc.

(Exact name of registrant as specified in its charter)

California	0-23255	94-2867490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4665 Business Center Drive

Fairfield, California 94534

(Address of Principal Executive Offices, including Zip Code)

(707) 639-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01                         Entry into a Material Definitive Agreement

On July 2, 2007, we repurchased in a private transaction 1,100,000 shares of our common stock held jointly by James Grosfeld, one of our directors, and his wife, and 73,000 shares of our common stock held by a charitable foundation established by Mr. and Mrs. Grosfeld. The price paid for the repurchased shares was $30.77 per share, the closing market price of our common stock as quoted on the Nasdaq Global Market on July 2, 2007. The repurchase of these shares was pre-approved by the Audit Committee of our Board of Directors, with Mr. Grosfeld abstaining.

In addition to the shares repurchased from Mr. Grosfeld, since the end of the quarter ended April 30, 2007, the company has repurchased 1,822,405 of our common shares at an average per share price of $29.37.

These shares, totaling 2,995,405, were repurchased under our repurchase program which was approved by our Board of Directors in February 2003. The program authorized the repurchase of up to nine million shares of our common stock, has no time limit and may be discontinued at any time. To date, we have repurchased 7,033,705 shares under this program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Copart, Inc.

By:	/s/ Paul A. Styer
Paul A. Styer
Senior Vice President, General Counsel, and Secretary

Date: July 5, 2007